Exhibit 99.1
News

For Immediate Release

CNO Financial Group Appoints David B. Foss to its Board of Directors

CARMEL, Ind., November 15, 2019 /PRNewswire/ -- CNO Financial Group, Inc. (NYSE: CNO) today announced that its board of directors has appointed David B. Foss as a director, effective immediately. Foss, 58, is president and chief executive officer of Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of technology solutions to the financial services industry. This appointment increases the size of the CNO board to 10 directors.

“We are very pleased to welcome Dave to CNO’s board of directors,” said Board Chairman Dan Maurer. “As chief executive officer of a publicly traded technology company who has also been in financial services for more than 30 years, he brings deep knowledge and leadership experience to the board. His perspective on leveraging technology solutions to deliver differentiated customer experiences will significantly contribute to CNO’s continued advancement on our growth strategy and our focus on serving the insurance and retirement needs of the middle-income market.”

Foss was named president and chief executive officer of Jack Henry & Associates, Inc. in 2016, after serving as president from 2014 to 2016. He joined Jack Henry in 1999 when he arranged the sale of BancTec’s financial solutions division to the company and subsequently served as president of Jack Henry’s Open Systems Group and general manager of the Complementary Solutions Group. He was named general manager of Jack Henry’s ProfitStars division in 2006 and as its president in 2009. Under his leadership, ProfitStars evolved from a startup division into a global brand serving more than 9,000 clients in the financial services industry. Foss received a bachelor’s degree in computer science from Minnesota State University.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company. Our insurance companies - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company, and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at CNOinc.com.

For further information:
(News Media) Valerie Dolenga +1.312.396.7688 Valerie.Dolenga@CNOinc.com
(Investors) Jennifer Childe +1.312.396.7755     Jennifer.Childe@CNOinc.com

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